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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE                                          February 20, 2001

         Fort Mill, SC - Springs Industries, Inc. announced today that it has received a proposal from the Close family, which currently owns approximately 41% of Springs' common stock, and Heartland Industrial Partners, L.P., a private equity firm, to take Springs private in a recapitalization transaction in which public stockholders would receive $44 per share in cash and the Close family would retain substantially all of its common stock.

         The proposal was submitted to the board of directors of Springs this morning. The board, which will have a regularly scheduled meeting on February 22, is expected to organize a committee of independent directors to consider the proposal. The proposal is subject to the execution of definitive merger and financing agreements, approval of the company's board and shareholders and any necessary regulatory approvals. There is no assurance that any transaction will be agreed upon or completed.

         The Close family members are descendants of Springs' founders. Almost all of the family's holdings are in Class B common stock, which has four votes per share, giving the family approximately 73% of the normal voting power. In voting on the proposed transaction, all Class A and Class B shares will have one vote per share. Members of the Close family have agreed with Heartland that they will not sell their shares to any third party, and will vote against any competing proposal to acquire Springs.

         The proposal would be financed with $225 million in equity from Heartland and borrowings under a senior credit facility for which a commitment has been received from J.P. Morgan Chase & Co. If the transaction is completed, the family would own 55% of Springs, with the balance held by Heartland.

         Heartland Industrial Partners, L.P. is a private equity firm established to "invest in, build and grow" industrial companies in sectors ripe for consolidation and long-term growth. The firm has equity commitments in excess of $1.1 billion and intends to increase its commitments to $2 billion. Heartland was founded by David A. Stockman, a former partner of The Blackstone Group and a Reagan administrative cabinet officer; Timothy D. Leuliette, the former President and Chief Operating Officer of Penske Corporation; and Daniel
P. Tredwell, a former Managing Director of Chase Securities.

         Springs Industries (NYSE: Ticker Symbol SMI) supplies leading retailers with a complete line of sheets, towels, comforters, window treatments and other coordinated home fashions designed to simplify home decorating for every consumer. Our major brands are Wamsutta(R), Springmaid(R), Graber(R), Bali(R), Nanik(R), and Dundee(R). Springs also markets bed and bath products for institutional and hospitality customers, home sewing fabrics, and baby bedding and baby apparel products. The company operates facilities in 13 U.S. states and owns marketing and distribution subsidiaries in Canada and Mexico.